Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2010
Contact info:
Ali Alavi
Vice President
Horsehead Corporation
724.773.2212
Horsehead Holding Corp. Reports Explosion and
Two Fatalities at its Monaca, PA Plant
Pittsburgh, PA, July 23, 2010 — Horsehead Holding Corp. (Nasdaq: ZINC) reported today that on July 22, 2010 an explosion occurred at its Horsehead Corporation Monaca, PA facility. The explosion, which occurred around 4:30 p.m., resulted in two fatalities and injuries to at least two employees in the plant’s refining facility. The Company is honoring the request of the families to not release the names of the deceased and injured employees. Both injured employees were treated and released from local hospitals yesterday evening. The Company’s President and CEO, Jim Hensler, said, “We are deeply saddened by the loss of our co-workers and most concerned about our employees and their families; our initial efforts are directed to helping them. The exact cause of the explosion is unknown and is currently under investigation.”
The Monaca plant produces zinc metal at its smelting operations and refined zinc metal and zinc oxide at its refining operation. The zinc refinery has been temporarily shut down pending an accident investigation. The Company is assessing the damage and the time it will take to complete repairs. The smelter will continue to produce zinc metal during this period. The Company has notified its insurers and will be actively working with customers to minimize supply disruptions.
About Horsehead Holding Corp.
Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various factors, including the extent of the damage resulting from the explosion, the impact of this incident on the Company’s continuing operations, the timing of repairs and the availability and sufficiency of insurance, as well as those risk factors set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully consider these factors and the risk factors and other information in our filings with the Securities and Exchange Commission for a description of risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212